UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                    --------

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2003


                           Material Technologies, Inc.
                           ---------------------------
              Exact Name of Registrant as specified in its charter

          Delaware                      33-23617                 95-4622822
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(State or other jurisdiction           Commission               IRS Employer
      of incorporation)               File Number)           Identification No.)

 11661 San Vicente Blvd #707    Los Angeles, CA               90049
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(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code  (310)208-5589



Item 1.  Changes in Control of Registrant
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     (a)  On September 23, 2003, the Company effected a 1,000 for 1 reverse stock split of all classes of its common and preferred stock (hereinafter the "Reverse Split"). Immediately following the Reverse Split the Company entered into a number of different agreements as more particularly described below. First, the Company entered into an Accord, Satisfaction and Mutual Release (the "Release") with its president and CEO, Robert M. Bernstein, in which Mr. Bernstein released all claims he had against the Company, which claims arose prior to September 24, 2003. In consideration for the Release, the Company issued Mr. Bernstein thirty-seven million (37,000,000) shares of common stock and 300,000 shares of its Class B common stock. Mr. Bernstein, who had voting control of the Company prior to the Reverse Split, as a result of his holding of all outstanding Class B common stock, retained voting control of the Company following the Reverse Split as a result of the additional issuance of the 300,000 Class B common shares as part consideration for the Release. Following the issuance of the common shares and Class B common shares to Mr. Bernstein pursuant to the Release, Mr. Bernstein is the record owner of 37,028,807 million shares of common stock and six hundred thousand (600,000) shares of Class B common stock, which represents ownership of approximately 35.6 (%) percent of the outstanding shares of common stock and one hundred percent (100%) of the Class B common stock.

     (b) Following the Reverse Split the Company also entered into a Class A Senior Secured Convertible Debenture (the "Debenture") with Palisades Capital,



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LLC or its registered assigns ("Palisades"), pursuant to which Palisades has agreed to loan to the Company up to $1,500,000, which is expected to be funded in full within twelve months. Under the Debenture Palisades has the option, after March 30, 2004, to convert the principal amount of all moneys loaned under the Debenture, together with accrued interest, into Common Stock of the Company at the lesser of (i) 50% of the averaged ten closing prices for the Company's Common Stock for the ten (10) trading days immediately preceding the Conversion Date or (ii) $0.10 (the lesser of the two being referred to as the "Conversion Price"). In the event Palisades loans the full $1,500,000 face amount of the Debenture to the Company and subsequently elects to exercise its right to convert the Debenture into Company Common Stock at a time when the Conversion Price is less than four cents per share Palisades would receive at least fifty million (50,000,000) shares of Common Stock resulting in a change in control of the Common Stock of the Company; however, Mr. Bernstein would still retain voting control as a result of his holding of one hundred percent (100%) of the Class B Common Stock.

In addition to the shares issued to Mr. Bernstein under the Release as described above, following the Reverse Split, the Company also repaid approximately $1,500,000 of its currently outstanding debt. In full payment and settlement of such debt, the Company issued 20,000,000 shares of common stock and warrants to acquire an additional 30,000,000 shares of common stock for $0.10 per share to seven investors who were the holders of such debt (the "Debt Holders"). Palisades required, as a condition to its agreement to enter in to the Debenture described above, that the Company first enter into the settlement with the Debt Holders and thereby reduce the amount of debt on the Company's balance sheet by approximately $1,500,000. The Warrants contain a provision limiting the exercise of the warrants to a number of shares that do not exceed an amount that would cause the holder of each such Warrant to beneficially own 4.99% of the outstanding common stock of the Company, and, in addition, the Warrants vest only in proportion to the amount ultimately funded under the Debenture as a percentage of the $1,500,000 face value.

Finally, Mr. Bernstein entered into a voting agreement and irrevocable proxy, which provides that until September 23, 2006, if an Event of Default, as defined in the Debenture in favor of Palisades continues for a period of not less than 30 days, all Class B Common Stock which Mr. Bernstein owns of record, or becomes the owner of record in the future will be voted in accordance with the directions of Mr. Monty Freedman, or his designated successor. This loss of voting rights would affect a change in the voting control of the Company.




                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Material Technologies, Inc.


October 8, 2003                          By:  /s/ Robert M. Bernstein
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                                              Robert M. Bernstein, CEO




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